EX-10 8 exhibit10i.htm

Web Site Design Project Contract dated November 10, 2005

BETWEEN: Aslahan Enterprises Ltd.

Suite 123-2498 West 41st Ave.

Vancouver, British Columbia

Canada, V6M 2A7

(the "Client")

AND: Randy Liu

(the "Contractor")

1. Authorization. Alahan Enterprises Ltd. (hereinafter referred to as the "Client") is engaging Randy Liu (hereinafter referred to as the "Contractor"), as an independent contractor for the specific purpose of designing a World Wide Web site (hereinafter referred to as "Web Design Project") to be published on the Client's account on an Internet Service Provider(ISP)/Web Presence Provider(WPP) computer, hereinafter refer to as "Hosting Service", or provided on diskette at the Client's option. The Client hereby authorizes the Contractor to access this account, and authorizes the Hosting Service to provide the Contractor with "full access" to the Client's account, and any other programs needed for this Web Design Project that are included as part of the Client's service agreement/level. The Client also authorizes the Contractor to submit the completed Web Design Project to major Web Search Engines.

2. Development. This Web Design Project will be developed using the software program of the Contractor's choice.

Browser Compatibility - the Contractor represents and warrants that the web site to be designed will work in:

Microsoft® Internet Explorer versions 3 and up

Netscape Navigator/Communicator version 3 and up

3. Assignment of Web Design Project. The Contractor may assign subcontractors to this Web Design Project to insure that the terms of this agreement are met as well as on-time completion.

4. Copyrights and Trademarks. The Client unconditionally guarantees that any elements of text, graphics, photos, designs, trademarks, or other artwork furnished to the Contractor for inclusion in the Web Design Project are owned by the Client.

5. Web Site Maintenance. This agreement allows for minor web site maintenance to pages over a 1 year period, up to an average of one half hour per regular web page, including updating links and making minor changes to a sentence or paragraph.

6. Completion Date. The Contractor and the Client must work together to complete the Web Design Project in a timely manner. The Contractor agrees to work expeditiously to complete the Web Design Project no later than 90 days after Client has submitted all necessary materials. The Client agrees to supply to the Contractor the complete text and graphics content for this Web Design Project within 45 days of the effective date this agreement.

7. Project Delivery. The final web site design project will be published to the Client's hosting service upon receipt of final payment or delivered via diskette upon the receipt of full payment. The Client understands that the Contractor does not provide any hosting services in connection with this Web Design Project. Hosting services require a separate contract with the hosting service of the Client's choice. The Client agrees to select a hosting service which allows the Contractor full access to the Client's account The Client will be solely responsible for any and all hosting service charges.

8. Electronic Commerce Laws. The Client agrees that the Client is solely responsible for complying with any laws, taxes, and tariffs applicable in any way to the Web Design Project or any other services contemplated herein. Copyright to the finished web design site produced by the Contractor will be owned by the Client. The Client will be assigned rights to use the Web Design Project as a web site, once final payment under this agreement and any additional charges incurred have been paid. Rights to photos, graphics, source code, work-up files, and computer programs are specifically not transferred to the Client, and remain the property of their respective owners. The Contractor and its subcontractors retain the right to display graphics and other Web design elements as examples of their work in their respective portfolios.

9. Payments. Payments must be made promptly based on the terms of this Web Site Design Project. Payment for services provided hereby shall be made in accordance with the conditions contained in this contract. The Client and the Contractor agree that the services described in this contract shall be completed at a fixed rate of $US 25 per hour. All amounts are in U.S. Dollars.

10. This Agreement. This agreement constitutes the sole agreement between the Contractor and the Client regarding this Web Design Project. Any additional work not specified in this contract or any other amendment or modification to this contract must be authorized by a written request signed by both Client and the Contractor.

The undersigned hereby agree to the terms, conditions and stipulations of this agreement on behalf of his or her organization or business the day and year first written above.

This Agreement constitutes the entire understanding of the parties. Any changes or modifications thereto must be in writing and signed by both parties.

AGREED TO:

per: Aslahan Enterprises Ltd.

/s/ "Tina Sangha"

Authorized Signatory:

Witness:

per: Randy Liu

/s/ "Randy Liu"

Authorized Signatory:

Witness: